EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and the Shareholders of WiderThan Co., Ltd.
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of WiderThan Co., Ltd. and its subsidiary (the “Company”) as of December 31, 2004 and 2005 and the results of their operations and their cash flows for the years ended December 31, 2003, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Samil PricewaterhouseCoopers
Samil PricewaterhouseCoopers
Seoul, Korea
March 10, 2006

WIDERTHAN CO., LTD.
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2005

	December 31,
	2004	2005
	(In thousands of US dollars,
	except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$17,817	$71,171
Short–term financial instruments	1,931	14,851
Accounts receivable, net (from related parties of $13,050 and $20,276 in 2004 and 2005, respectively)	18,763	34,924
Deferred costs	1,116	5,589
Other current assets	1,030	2,745

Total current assets	40,657	129,280
Property, plant and equipment, net	8,119	10,346
Goodwill	18,399	18,673
Other non–current assets	6,189	10,034

Total assets	$73,364	$168,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable (to related parties of $462 and $1,270 in 2004 and 2005, respectively)	$11,348	$22,636
Deferred income	1,345	6,614
Accrued expenses	4,093	6,099
Taxes payable	3,060	2,620
VSO Replacement and KSO Cancellee Cash Rights payable	—	1,210
VSO Liability	324	—
Other current liabilities	1,597	3,753

Total current liabilities	21,767	42,932
Long–term deferred income	766	3,158
Other non-current liabilities	1,795	1,247

Total liabilities	24,328	47,337

Commitments and contingencies
Minority interest	—	(133)

Convertible redeemable preferred stock: ~~W~~500 par value
Series A authorized 5,000,000 shares, issued and outstanding 1,428,570 and 0 in 2004 and 2005, respectively; liquidation preference $4.39 in 2004	6,089	—
Series B authorized 5,000,000 shares, issued and outstanding 2,052,479 and 0 in 2004 and 2005 respectively, liquidation preference $13.51 in 2004	19,571	—

Total preferred stock	25,660	—

Stockholders’ equity
Common stock: ~~W~~500 par value; authorized 18,000,000 and 30,000,000 shares, issued and outstanding 10,500,000 and 19,807,216 shares in 2004 and 2005, respectively	4,537	8,871
Additional paid–in capital	3,050	87,540
Retained earnings	10,582	17,805
Accumulated other comprehensive income	5,207	6,913

Total stockholders’ equity	23,376	121,129

Total liabilities and stockholders’ equity	$73,364	$168,333

The accompanying notes are an integral part of these consolidated financial statements.

WIDERTHAN CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(In thousands of US dollars, except share and per share data)
Revenues
Service revenues (includes revenues from related parties of $34,273, $46,646 and $59,169)
Carrier application services	$12,756	$24,670	$61,211
Content services	11,448	18,176	18,228
Professional and other services	10,370	9,423	9,149

Total service revenues	34,574	52,269	88,588
System sales (includes revenues from related parties of $23,601, $4,436 and $9,123)	24,470	10,563	12,829

Total revenues	59,044	62,832	101,417

Costs and expenses
Cost of service revenues (exclusive of depreciation and amortization, as shown below) (includes costs from related parties of $940, $1,464 and $2,331)	17,766	22,585	33,541
Cost of system sales (exclusive of depreciation and amortization, as shown below) (includes costs from related parties of $1,018, $9 and $102)	20,311	7,813	7,914
Depreciation and amortization	1,244	2,490	4,269
Selling and marketing	2,841	2,601	4,711
General and administrative	7,300	14,355	24,250
Research and development	1,374	3,760	12,016
Stock compensation (Note A)	—	3,029	3,363

Total costs and expenses	50,836	56,633	90,064

Operating income	8,208	6,199	11,353

Other income (loss)
Interest income, net	303	367	445
Foreign exchange gain (loss), net	5	(574)	(19)
Investment gain (loss)	(145)	—	361

Total other income (loss)	163	(207)	787

Income before taxes, earnings from equity method investment	8,371	5,992	12,140
Income taxes	2,583	2,156	3,791

Income before minority interest and earnings from equity method investment	5,788	3,836	8,349
Minority interest	—	—	153
Earnings from equity method investment	201	113	75

Net income	$5,989	$3,949	$8,577

Accretion of preferred shares	(283)	(505)	(1,354)
Amounts allocated to participating preferred shareholders	(871)	(770)	(1,807)

Net income attributable to common shareholders	$4,835	$2,674	$5,416

Earning per share — basic	$0.48	$0.26	$0.49

Earning per share — diluted	$0.48	$0.26	$0.49

Weighted average number of shares — basic	10,000,000	10,293,151	10,958,986

Weighted average number of shares — diluted	10,000,000	10,326,993	11,081,085

Note A:	The following stock compensation expenses resulting from the Company’s stock options, employee stock ownership association (“ESOA”), our virtual stock options (“VSOs”), VSO Replacement Cash Rights and KSO Cancellee Cash Rights are not included in the following expense categories:

	2003	2004	2005
Cost of services revenue	$—	$1,024	$286
Cost of system sales	—	326	22
General and administrative	—	1,041	2,546
Research and development	—	638	509

	$—	$3,029	$3,363

The accompanying notes are an integral part of these consolidated financial statements.

WIDERTHAN CO., LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2003, 2004 and 2005

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
	(In thousands of US dollars)
Balance as of December 31, 2002	10,000,000	$4,322	$—	$1,432	$272	$6,026
Accretion of preferred shares	—	—	—	(283)	—	(283)
Cumulative translation adjustment	—	—	—	—	(75)	(75)
Net income	—	—	—	5,989	—	5,989

Total comprehensive income	—	—	—	—	—	5,914

Balance as of December 31, 2003	10,000,000	$4,322	$—	$7,138	$197	$11,657

Issuance of common shares (ESOA)	500,000	215	2,879	—	—	3,094
Accretion of preferred shares	—	—	—	(505)	—	(505)
Stock options	—	—	171	—	—	171
Cumulative translation adjustment	—	—	—	—	5,010	5,010
Net income	—	—	—	3,949	—	3,949

Total comprehensive income	—	—	—	—	—	8,959

Balance as of December 31, 2004	10,500,00	$4,537	$3,050	$10,582	$5,207	$23,376

Accretion of preferred shares	—	—	—	(1,354)	—	(1,354)
Issuance of common shares, net	4,900,000	2,403	47,201	—	—	49,604
Conversion of preferred shares to common	4,407,216	1,931	33,783	—	—	35,714
Issuance of KSO Cancellee Cash Rights	—	—	452	—	—	452
Issuance of VSO Replacement Cash Rights	—	—	875	—	—	875
Stock options	—	—	2,179	—	—	2,179
Cumulative translation adjustment	—	—	—	—	1,706	1,706
Net income	—	—	—	8,577	—	8,577

Total comprehensive income	—	—	—	—	—	10,283

Balance as of December 31, 2005	19,807,216	$8,871	$87,540	$17,805	$6,913	$121,129

The accompanying notes are an integral part of these consolidated financial statements.

WIDERTHAN CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(In thousands of US dollars)
Cash flows from operating activities:
Net income	$5,989	$3,949	$8,577
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	1,244	2,490	4,269
Stock compensation	—	3,029	3,363
Gain on sale of common stock owned by Melody Share Corporation	—	—	(361)
Minority interest	—	—	(153)
Foreign exchange loss (gain), net	(15)	188	19
Earnings from equity method investment	(201)	(113)	(75)
Provision for severance benefits	658	929	1,141
Others, net	320	41	—
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	5,904	(1,748)	(15,494)
Increase in deferred costs	—	—	(4,385)
Decrease (increase) in other assets	423	(844)	(5,532)
Increase (decrease) in accounts payable	(5,053)	1,228	10,853
Increase (decrease) in deferred income	(832)	1,312	5,165
Increase in accrued expenses	1,308	495	658
Increase (decrease) in taxes payable	1,086	(164)	(511)
Payment of severance benefits	(1,187)	(804)	(1,107)
Increase in other liabilities	325	60	4,898

Net cash and cash equivalents provided by operating activities	9,969	10,048	11,285

Cash flows from investing activities:
Increase in short-term financial instruments, net	(1,678)	—	(12,920)
Purchase of property, plant and equipment	(3,472)	(4,871)	(6,214)
Proceeds from sales of property, plant and equipment	1	26	252
Proceeds from sale of common stock owned by Melody Share Corporation	—	—	9,778
Business acquisition, net	—	(668)	—
Acquisition of intangible assets	(5)	(16)	—
Payment of leasehold deposit	—	(285)	—
Proceeds from leasehold deposit	3,205	—	—
Others, net	44	(117)	190

Net cash and cash equivalents used in investing activities	(1,905)	(5,931)	(8,914)

Cash flows from financing activities:
Issuance of common stock, net	—	429	49,604
Issuance of preferred stock, net	—	—	469
Proceeds from short-term borrowings	—	291	—
Issuance of short-term debt	—	—	9,209
Payment of short-term debt	—	—	(9,209)
Increase in minority interest	—	—	20

Net cash and cash equivalents provided by financing activities	—	720	50,093

Effect of exchange rate changes on cash and cash equivalents	(31)	2,154	890

Net increase in cash and cash equivalents	8,033	6,991	53,354

Cash and cash equivalents:
Beginning of year	2,793	10,826	17,817

End of year	$10,826	$17,817	$71,171

Supplemental cash flow information:
Interest paid	$—	$12	$263

Income taxes paid	$1,317	$2,714	$2,628

Non-cash financing activities:
Issuance of 2,052,479 shares of Series B convertible redeemable preferred stock in exchange for outstanding shares of Ztango, Inc.	$—	$19,375	$—

Conversion of 4,407,216 shares of Series A, Series B and Series C convertible redeemable preferred stock to common shares	$—	$—	$35,714

The accompanying notes are an integral part of these consolidated financial statements.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2005
(In thousands of US dollars, except share and per share data)
1. Description of Business
     Incorporated on June 16, 2000, WiderThan Co., Ltd. (together with WiderThan Americas, PT WiderThan Indonesia and WiderThan UK Ltd. its wholly-owned subsidiaries, the “Company”) is a leading provider of integrated mobile entertainment solutions for wireless carriers principally in the Republic of Korea, United States and other countries in Asia and Europe. Through our systems, applications, content and other services, our carrier customers are able to offer their subscribers a broad range of mobile entertainment services such as ringback tones, music-on-demand, games, ringtones, messaging and informational services.
     On October 8, 2004, the Company acquired 100% of the outstanding capital stock of Ztango, Inc. (“Ztango”), which subsequently changed its name to WiderThan Americas, Inc. (“WiderThan Americas”).
     The Company conducts its business within one industry segment – the business of developing and implementing integrated mobile entertainment solutions.
     On December 9, 2005, the Company sold 4,000,000 American Depositary Shares (“ADSs”), each representing one common share of the Company, in the Company’s initial public offering (“IPO”). The Company’s ADSs trade on The Nasdaq National Market under the symbol “WTHN.” The ADSs were offered and sold at $12.00 per ADS. In addition, on December 21, 2005, the underwriters of the Company’s IPO exercised in full their over-allotment option and, as a result, the Company offered and sold to such underwriters an additional 900,000 ADSs representing common shares of the Company at the IPO price of $12.00 per ADS. The net proceeds to the Company of the IPO and the issuance of shares pursuant to the over-allotment option exercise after underwriter discounts and fees of $4,116 was $54,684. The Company incurred an expense of $5,080 related to the IPO and deducted the expense from the net proceeds to the Company. The Company’s IPO expense of $5,080 consists of professional fees, registration fees, and printing expenses incurred in relation to the Company’s IPO.
     In conjunction with the IPO, Melody Share Corporation converted 876,167 Series C Preferred shares into 876,167 common shares and sold these shares during the IPO. A portion of the proceeds of $9,778 were used to pay off Melody Share Corporation’s bank loan of $9,209. The bank loan was acquired to purchase Series C Preferred shares of the Company in August 2005.
2. Significant Accounting Policies
Basis of Presentation
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.
Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries, WiderThan Americas, PT WiderThan Indonesia and WiderThan UK Ltd., as it controls these entities through its ownership. All significant intercompany transactions and balances have been eliminated during consolidation.
     Until the Company’s IPO, the Company also consolidated WT Investor Corp.(“WTIC”) and Melody Share Corporation under Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) Consolidation of Variable Interest Entities (“FIN 46(R)”), as it had a variable interest in WTIC and was its primary beneficiary. In addition, WTIC consolidated Melody Share Corporation under FIN 46(R) as it had a variable interest in Melody Share Corporation and was its primary beneficiary. After the IPO, the variable interest in WTIC was removed and therefore consolidation of WTIC is no longer required. However, after the IPO, the Company retained an implied variable interest in Melody Share Corporation due to Melody Share Corporation’s liability to make cash payments to holders of VSO Replacement Cash Rights and KSO Cancellee Cash Rights, all of whom are either existing or former employees of the Company or directors of the Company. As a result, the Company is still required to consolidate Melody Share Corporation after the IPO.
     Investments in entities in which the Company can exercise significant influence, but which are less than majority-owned and not otherwise controlled by the Company, are accounted for under the equity method. The Company uses the equity method of accounting for its 43% ownership interest in the common shares of AirCross Co., Ltd. (“Aircross”).

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stock Split
     On July 28, 2003, the Company approved a 10-for-1 stock split, which became effective on August 30, 2003. The accompanying consolidated financial statements, including all share and per share data, have been restated as if the stock split had occurred as of the earliest period presented.
Use of Estimates
     The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and related disclosures. The most significant estimates include the Company’s valuation of doubtful accounts receivable, stock options and other stock-related financial compensation, intangibles acquired and deferred taxes. Although estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from these estimates.
Revenue Recognition
     The Company’s revenue is derived from Carrier application services, Content services, Professional and other services, and System sales. A significant amount of revenue is transaction or subscription based, and is derived from contractual agreements with our wireless carrier customers with terms generally lasting from one to three years.
     Under the Company’s Carrier application services and Content services contracts, the Company receives either a percentage of revenue generated by our wireless carrier customers, or a per unit usage charge.
Below is a description of revenue recognition policies for each revenue category:
     Carrier application services revenues — A significant portion of revenue is earned from carrier application services integrated into the networks of the Company’s wireless carrier customers. The Company’s carrier customers charge wireless subscribers a monthly subscription fee, a transaction fee or both. The Company’s contracts then provide for payment to the Company of either a percentage of revenue earned by the carrier or a per unit usage charge. Revenue is then recognized on that basis. The Company recognizes only the amounts due from its carrier customers, i.e. on a net basis, in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. As the Company does not enter into a contractual relationship with the end-users, the carrier customer is the primary obligor in the relationship with the end-user, takes responsibility to manage the end-user’s comments and complaints, indemnifies the end-users for any loss caused by the Company, sets prices with the end-user and can select alternative service provider if the Company fails to deliver services. In addition, for those carrier application services which involve the download or use of content, the carrier customer has the non-exclusive rights to use the content and transmits the content to end-users over its network.
     Revenue is recognized when services are provided and when the Company has reasonable estimates of ultimate revenue, or when the carrier collects from wireless subscribers, depending upon the contract terms. These estimates are based on the Company’s historical experience and summary billing statements provided to it by the Company’s carrier customers.
     Carrier application services revenues also include amounts derived from system sales when such system sales are part of a multiple element contract for which objective and reliable evidence of fair values for all of the multiple elements are not available and the majority of contracted revenue is related to a carrier application service.
     Costs relating to the purchase of hardware and development of software are capitalized and depreciated as operating expenses over the expected life of the contract beginning when service implementation is completed and the service is being used in a revenue-generating capacity. These costs are included within other current and non-current assets in the Company’s consolidated balance sheets.
     Content services revenues — Content services revenue is derived from the delivery of mobile content to wireless carrier’s subscribers, such as ringback tones, ringtones, games, graphics and other content. Carrier customers charge wireless subscribers a transaction fee for content downloaded. The Company’s contracts with its carrier customers then provide for payment to the Company of either a percentage of revenue earned by the carrier or a per unit usage charge. The Company does not recognize as revenue amounts paid by wireless subscribers to the carrier because the carrier is the primary obligor of the services to the wireless subscribers and is responsible for billing and collection of amounts due from such subscribers and for resolving billing disputes. In addition, the carriers set the price charged to the wireless subscribers for the services.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In addition, in providing its content services, the Company also has a relationship with the original content provider. In the majority of its content services, the Company directly licenses content through agreements with music label companies, game developers and other content providers. In such mobile content arrangements, the Company acts as a principal and, as a result, the Company recognizes the entire amount paid to the Company by the carrier of which a portion is then paid to the original content provider. In certain other content service arrangements, however, the carrier holds the license with the original content providers, but the Company handles settlement of payments to the license holders. In such cases, the Company recognizes as revenue only the amounts net of payments to the content license holders.
     Revenue is recognized upon content delivery when the Company has reasonable estimates of ultimate revenue, or when the carrier collects from wireless subscribers, depending upon the contract terms. These estimates are based on the Company’s historical experience and summary billing statements provided to it by the Company’s carrier customers.
     Professional and other services revenue — Professional and other services revenue consists primarily of fees for designing, developing, and maintaining our wireless carrier customers’ websites and other consulting and customization services. Revenue is recognized as the services are completed or upon customer acceptance in accordance with underlying contract terms.
     System sales revenue — System sales revenue is derived from the sale of a combination of application software, computer hardware, system integration services and maintenance to wireless carrier customers or other vendors. Revenue is recognized following the percentage of completion method, as permitted under American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SoP”) No. 81-1, where reasonably dependable estimates of completion, revenue, and associated costs can be made and when the Company has enforceable rights regarding goods and services already provided. Where these conditions are not present, the Company recognizes revenue using the completed-contract method upon product delivery or upon completion of services. Typically, these system sales contracts for developed and integrated applications have relatively long contract periods and are considered complete when the remaining related maintenance costs and other obligations are considered insignificant.
     Customer contracts with multiple deliverables where the Company does not have sufficient objective and reliable evidence of fair value for each element are treated as single element contracts for revenue recognition purposes. Resulting revenue from each contract is allocated to the most significant revenue category in the accompanying statement of operations, with revenue recognition deferred until product delivery or acceptance by the customer. Revenue is then recognized over the remaining term of the contract on a straight-line basis.
Concentration of Credit Risk
     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances with major financial institutions or invests in money market mutual funds.
     While the end users of the Company’s services and systems are mainly wireless telephone subscribers, the Company’s receivables are from wireless carriers serving such subscribers.
Cash and Cash Equivalents
     Cash equivalents consist of highly liquid investments with an original maturity date of three months or less. Cash equivalents include investments in money market mutual funds, short term certificates of deposit and are denominated in Korean Won and United States Dollars.
Short-term Financial Instruments
     Short-term financial instruments include time deposits, with maturities greater than three months but less than a year.
Allowance for Doubtful Accounts
     The Company provides specific provisions for bad debts when facts and circumstances indicate that the receivable is unlikely to be collected.
Deferred Cost
     The Company defers costs on carrier projects for service revenues and system sales. Deferred costs consist primarily of costs to acquire hardware and software from third parties and outsourcing, payroll and related travel and lodging costs for our employees and other third parties to customize, install and operate the system, as defined in each contract. These costs are

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deferred when work has been completed prior to contracts being signed, or when revenue and costs are amortized over the life of the contract or when revenue and costs are deferred until the project has been accepted by the customer.
     The Company recognized costs on its carrier projects in accordance with its revenue recognition policy for each contract. For revenue recognized under the completed contract method, costs are deferred until the products are delivered, or upon completion of services or, where applicable, customer acceptance. For revenue recognized under the percentage of completion method, costs are recognized as the products are delivered, or the services provided in accordance with the percentage of completion calculation. For revenue recognized ratable over the term of the contract, costs are also recognized ratably over the term of the contract, commencing on the date revenue recognition commences. At each balance sheet date, the Company reviews its deferred costs, to ensure they are ultimately recoverable. In situations where the Company has not yet received a signed contract, the Company defers costs when the company considers it probable that a contract will be executed. Any anticipated losses on uncompleted contracts are recognized when evidence indicates the estimated total cost of a contract exceeds its estimated total revenue or if actual costs deferred exceed contractual revenue.
     The Company pays music labels and production companies in advance for the use of copyrighted music content identified by one of its wireless carrier customers. The Company is reimbursed by this carrier customer for such advance payment amounts.
Property and Equipment
     Property and equipment, including leasehold improvements, are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of 4 years for furniture and equipment, vehicles, and software. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the assets or the lease term, whichever is shorter.
     Significant renewals and additions are capitalized at cost. Maintenance and repairs are charged to income as incurred.
Goodwill and Other Intangible Assets
     Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in the acquisition of WiderThan Americas completed in October 2004.
     The Company evaluates goodwill and indefinite-lived intangibles on an annual basis for possible impairment, under Statement of Financial Accounting Standards (“SFAS”) No. 142. Goodwill and Intangible Assets using fair value techniques and market comparables. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. Implied fair value of the goodwill is generally established using discounted cash flows. When available and as appropriate, comparative market multiples are used to corroborate results of the discounted cash flow analysis.
     Other intangible assets with finite useful lives consist of customer relationships, existing technology acquired in the WiderThan Americas acquisition and other software, patents, and trade name, all of which are generally amortized over periods ranging from five to eight years. Intangible assets are stated at cost, less accumulated amortization, and reported in other non-current assets in the accompanying consolidated balance sheets.
Accounting for the Impairment of Long-Lived Assets
     The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount may not be recoverable. Recoverability is measured by comparison of its carrying amount to future net cash flow the assets are expected to generate. If such assets are considered to be impaired, the impaired amount is measured as the amount by which the carrying amount of the asset exceeds the present value of the future net cash flows generated by the respective long-lived assets.
Research and Development Expenses
     Research and development costs consist of personnel costs for employees and independent contractors, and are expensed as incurred. The Company does not allocate administrative, real estate related or other corporate costs to research and development.
Software Development Costs
     Software development costs incurred in the research and development of software products are expensed as incurred because the length of time between establishing technological feasibility and making the software available for general release is relatively short.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Advertising Expense
     Advertising expense is included in selling and marketing expense in the accompanying statement of operations. Advertising expense totaled $2,551, $2,219 and $4,327 for the years ended December 31, 2003, 2004 and 2005, respectively.
Accrued Severance Benefits
     Korean employees with one year or more of service are entitled to receive a payment annually or upon termination of employment based on their length of service and rate of pay during the year or at the time of termination. Accrued severance benefits are estimated assuming eligible employees were to terminate their employment at the balance sheet date. Annual severance benefits expense is charged to operations based upon the change in the accrued severance benefits payable at the balance sheet date.
     The Company pays accrued severance benefits to Korean employees annually, except amounts payable to certain executives that are deposited with an insurance company or accrued as a liability payable upon departure or termination.
     Accrued severance benefits not paid to employees during the year are funded through a group insurance plan. Amounts funded under this insurance plan are classified as a deduction to the accrued severance benefits.
Accounting for Stock-Based Compensation
     Stock Options — The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123, Accounting for Stock Based Compensation, using the fair value method. Under this method, compensation cost for stock option grants are measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period, using the method promulgated by FASB Interpretations No. 28 (“FIN 28”).
     The Company has the option to settle the exercise of option grants in cash or stock. Although the Company has this option, the Company’s management does not intend to settle grant exercises in cash. There were no option grants prior to January 1, 2004.
     The Company uses a Black-Scholes model to determine the fair value of equity-based awards at the date of grant. Prior to the Company’s IPO, the Company used an independent third party valuation specialist to determine the fair value of the common shares on the dates of stock option grants.
     Virtual Stock Options — Virtual stock options, which are treated as stock appreciation rights, are settled in cash. Compensation expense for virtual stock options is measured at the grant date and adjusted for increases and decreases in value at each balance sheet date, with any change in intrinsic value charged to compensation expense. Compensation cost associated with the virtual stock options is also recognized over the vesting period, as applicable for each tranche, using the method promulgated by FIN 28. There were no virtual stock option grants prior to January 1, 2004, and all virtual stock options that were granted were cancelled in August 2005, as described in Note 15.
     The Company used an independent third party valuation specialist to determine the fair value of the virtual stock options on the date of grant and at each reporting date.
     Employee Stock Ownership Association — For issuances of common stock to the Employee Stock Ownership Association, compensation expense is measured as the excess of the fair market value over the issuance cost at the date of issuance. Since no additional employee service was required as a result of the stock purchase, compensation expense was immediately recognized. Prior to the Company’s IPO, the Company used an independent third party valuation specialist to determine the fair value of the employee stock ownership shares on the date of purchase of such shares. Issuance of common stock to the employee Stock Ownership Association occurred only in 2004.
Earnings per Share
     Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding for all periods. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding, increased by common stock equivalents. Common stock equivalents are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding stock options. However, potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As our preferred shares participate in earnings with common shares equally after allocation of preferred dividends and accretions, the remaining earnings available is allocated to preferred and common shareholders in proportion to their weighted average number of shares outstanding during the period.
  Foreign Currency Translation
     The Company’s functional currency on a consolidated basis is the Korean Won. The Company has selected the US dollar as its reporting currency and follows the methodology prescribed in SFAS No. 52, Foreign Currency Translation. The Company used the prevailing exchange rate at December 31, 2005 and 2004 to translate assets and liabilities and the weighted average exchange rate for the years ended December 31, 2003, 2004 and 2005 for revenues, expenses and cash flows. Capital accounts of a permanent nature, including sales of common and preferred stock, are translated using historical exchange rates. The resulting translation adjustments are recorded as other comprehensive income or expenses included in stockholders’ equity.
     Net gains and losses resulting from foreign exchange transactions are included in foreign currency gains (losses) in the consolidated statement of operations.
  Income taxes
     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred taxes are determined based upon differences between the financial reporting and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities. Benefits from tax credits are reflected currently in earnings.
  Fair Value of Financial Instruments
     The Company’s financial instruments, including cash and cash equivalents, short-term financial instruments, accounts receivable, accounts payable and amounts due under debt obligation approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.
  Risks and Uncertainties
     The Company depends on one type of service, ringback tones, for a significant portion of its revenue. A decrease in the popularity of ringback tones among mobile phone users, or the failure of the Company to maintain, improve, update or enhance the ringback tone service in a timely manner, enter into new markets, or successfully diversify its services could materially and adversely affect the Company’s business, financial condition and results of operations.
  Recent Accounting Pronouncements
     In December 2004, the FASB issued SFAS 123(R) which requires that the cost resulting from equity-based compensation transactions be recognized in the financial statements using a fair-value-based method. The Statement replaces SFAS 123, supersedes APB 25, and amends SFAS No. 95. The new statement is effective for public entities in periods beginning after June 15, 2005. As the Company will be required to estimate its forfeitures on option grants instead of recognizing them when they occur, the Company will have a transition adjustment on adoption. As a result upon adoption on January 1, 2006, the cumulative transition adjustment will be approximately $143.
     On December 16, 2004, the FASB issued SFAS No. 153, Exchanges of Non-Monetary Assets, an amendment of APB Opinion No. 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect a significant impact on its results of operations and disclosures.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
When it is impracticable to determine the cumulative effect of applying a change in accounting principles to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The Company does not believe adoption of SFAS No. 154 will have a material effect on its consolidated financial position, results of operations or cash flows.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”)”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No.155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No.140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact of this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows.
3. Acquisition of WiderThan Americas
     On October 8, 2004, the Company acquired all of the outstanding capital stock of WiderThan Americas (previously named Ztango, Inc.), a provider of wireless messaging and multimedia solutions, headquartered in Reston, Virginia, United States. The primary reason for the acquisition was to facilitate and expedite the sale of the Company’s advanced mobile entertainment services to Ztango’s top-tier wireless carrier customers in the United States.
     The aggregate consideration paid for the acquisition was as follows:

Series B convertible redeemable preferred stock issued	$19,375
Stock options exchanged for WiderThan Americas virtual stock options	132
Cash consideration	265
Transaction costs	1,302

$21,074

     The fair value of the Series B convertible redeemable preferred stock, virtual stock options and acquired intangible assets were determined by an independent third party valuation specialist.
     The estimated fair value of assets acquired and liabilities assumed on the acquisition date were:

Current assets (including $899 in cash)	$2,976
Property and equipment	680
Intangible asset — technology	350
Intangible asset — customer relationships	2,520
Other assets	230

Assets acquired	$6,756
Current liabilities	(2,189)
Long term debt	(63)

Net assets acquired	$4,504

     The excess of the purchase price over the fair of assets acquired and liabilities assumed was allocated to residual goodwill. The residual goodwill of $16,570 generated on October 8, 2004 is recorded in the accompanying consolidated balance sheets at a value of $18,673, which reflects a value increase due to changes in foreign exchange rates.
     The acquired intangible assets are amortized, on a straight-line basis, over their expected useful lives. Technology is amortized over five years, and customer relationships are amortized over eight years.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In accordance with the purchase method of accounting, the operating results of WiderThan Americas have been included in the Company’s consolidated operating results since the acquisition date of October 8, 2004. The following unaudited pro forma financial information combines the results of operation of WiderThan Americas as if the acquisition had taken place on January 1, 2004, after giving effect to certain adjustments including: amortization of acquired intangibles, adjustment to depreciation to conform useful lives of property and equipment, elimination of costs incurred by WiderThan Americas relating to the acquisition, a full year of accretion of the Series B convertible redeemable preferred stock and a normal charge for income taxes:

	2003	2004
Revenue	$63,391	$71,624
Net income	4,093	3,847
Accretion of preferred shares	(1,141)	(1,141)
Amounts attributable to participating preferred shareholders	(1,087)	(1,061)
Net income attributable to common shares	$1,865	$1,645

Earnings per share — basic and diluted	$0.19	$0.16

Weighted average number of shares — basic	10,000,000	10,293,151

Weighted average number of shares — diluted	10,000,000	10,326,993

     The effects of the Series A and Series B Preferred are excluded from the unaudited pro forma diluted earnings per share calculation in 2003 and 2004 as their effects are anti-dilutive.
4. Allowance for Accounts Receivable
     Changes in the allowance for accounts receivable for the years ended December 31, 2003, 2004 and 2005, are as follows:

	December 31,
	2003	2004	2005
Balance at beginning of year	$4	$22	$27
Provision for allowances	18	29	761
Write-offs	—	(28)	(5)
Reclassification	—	—	31
Effect of foreign currency translation	—	4	10

Balance at end of year	$22	$27	$824

5. Property, Plant and Equipment
     Property, plant and equipment as of December 31, 2004 and 2005 consist of the following:

	December 31,
	2004	2005
Furniture and equipment	$9,115	$14,426
Software externally-purchased	3,166	3,883
Leasehold improvements	786	815

	13,067	19,124
Less: accumulated depreciation	(4,948)	(8,778)

	$8,119	$10,346

     Depreciation expense for the years ended December 31, 2003, 2004 and 2005 were $1,243, $2,401 and $3,865, respectively.
6. Intangible Assets
     As of December 31, 2004 and 2005, intangible assets subject to amortization were as follows:

	Gross	Accumulated	Carrying
	Amount	Amortization	Amount
Customer relationships	$2,527	$387	$2,140
Technology and others	393	111	282

Balance at December 31, 2005	$2,920	$498	$2,422

Balance at December 31, 2004	$2,896	$94	$2,802

     The carrying amounts of $2,802 and $2,422 in 2004 and 2005, respectively, are included in other non-current assets in the consolidated balance sheets.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Amortization expenses for intangible assets were $1, $89 and $404 for the years ended December 31, 2003, 2004 and 2005. The aggregate amortization expense for the remaining useful life is as follows:

2006	$387
2007	387
2008	387
2009	371
2010 and thereafter	890

$2,422

7. Deferred Costs
     Deferred costs as of December 31, 2004 and 2005 consist of the following:

	2004	2005
Deferred costs on carrier projects:
Costs deferred on contracts prior to executed contract	$296	$10
Costs being amortized over the life of executed contract	1,487	1,687
Costs deferred on contracts pending customer acceptance	291	4,289

Deferred costs on project	2,074	5,986
Deferred music copyright costs	—	3,382
Others	56	373

Total deferred costs	$2,130	$9,741

Less: current portion	(1,116)	(5,589)

	$1,014	$4,152

8. Accrued Severance Benefits
     Changes in accrued severance benefits for the years ended December 31, 2004 and 2005 are as follows:

	2004	2005
Balance at beginning of year	$226	$399
Provisions for severance benefits	929	1,141
Severance payments	(804)	(1,147)
Effect of foreign currency translation	48	9

	399	402
Less: amounts placed on deposit at insurance company	(190)	(154)

Balance at end of year	$209	$248

     The Company expects to pay the following severance benefits to its employees annually as follows:

2006	$1,141
2007	1,141
2008	1,141
2009	1,141
2010	1,141
2011-2015	5,705
     The expected benefits to be paid annually to its employees were determined based on the current employee salary rates and the number of service years that will be accumulated upon retirement. These amounts do not include amounts that might be paid to employees that will cease working for the Company before their normal retirement age. These assumptions are different from those utilized in computing the amounts presented in the change in accrued severance benefits table illustrated above.
9. Commitments and Contingencies
     The Company is obligated under several non-cancelable operating leases for its office premises. Rental expense incurred under these operating leases was approximately $412, $1,827 and $2,028 for the years ended December 31, 2003, 2004 and 2005, respectively.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Future minimum operating lease payments with initial terms of one or more years as of December 31, 2005, are as follows:

Minimum
Lease
Payments
2006	$2,061
2007	463
2008	383
2009	367
2010 and thereafter	428

Total	$3,702

     Prior to the Company’s acquisition, WiderThan Americas entered into a $1,250 financing facility (the “Facility”) with a bank that allowed WiderThan Americas to borrow funds secured by specific accounts receivable. The Facility had a one-year term, incurred interest on outstanding balances at 1.25% per month, was collateralized by all of WiderThan Americas’ assets, and was cancelable by the either party at any time. At December 31, 2004, the outstanding balance of the Facility was $306, which was recorded in other current liabilities in the accompanying consolidated balance sheets. The Facility was terminated in March 2005.
     The Company has entered into a series of lines of credit with several Korean domestic banks during the year ended December 31, 2005, with an aggregate maximum available lines of credit limit of approximately $3,960. During the years ended December 31, 2004 and 2005, the Company did not draw on these lines of credit and there were no outstanding balances on these lines of credit at December 31, 2004 or 2005.
     The Company also uses a corporate charge card issued by Hana Bank with a line of credit up to $4,950. The charged amounts are generally payable in the following month depending on the billing cycle. In general, the term of the agreement with Hana Bank for this corporate charge card is for one year, with automatic renewal in May of each year. This agreement may be terminated in writing by mutual agreement between Hana Bank and the Company. The Company is not subject to any financial or other restrictive covenants under the terms of this agreement.
     The Company currently has a letter of credit facility of up to $5,000 with Hana Bank for importation. This letter of credit facility has a one-year maturity (renewable every April), and carries an interest rates of 2.5% over the London Inter-Bank Offer Rate (“LIBOR”). Borrowings under this letter of credit facility are collateralized by importation documents and goods being imported under such documentation. To the extent that the Company has any outstanding balance, the Company is subject to standard covenants and notice requirements under the terms of this facility, such as covenants to consult with the lender prior to engaging in certain events, which include, among others, mergers and acquisitions or sale of material assets or to furnish certain financial and other information. The Company is not, however, subject to any financial covenant requirements or other restrictive covenants that restrict the Company’s ability to utilize this facility or to obtain its financing elsewhere.
     The Company also has put in place standby letters of credit with Hana Bank which serve to secure performance of the Company’s obligations under several of its carrier contracts. As of December 31, 2005, the aggregate amount of these standby letters of credit was approximately $4,300. These standby letters of credit facility have six month maturities (renewable every six months) and carry an interest rate of 1.2%.
     The Company also has purchased guarantees amounting to $215 from Seoul Guarantee Insurance which guarantees payments for one year under certain supply contracts the Company has with SK Telecom.
     In connection with certain of the Company’s ringback tone carrier application service deployments, the Company has licensed certain intellectual property rights from SK Telecom pursuant to a non-exclusive license agreement. The term of this license agreement is co-terminous with the terms of the Company’s carrier application service contracts for ringback tones. For this license, the Company pays SK Telecom a percentage of the Company’s revenue based on the amount of system capacity provided by the Company to its carrier customers.
     In addition, the Company has also licensed from SK Telecom pursuant to a non-exclusive license agreement certain intellectual property rights to use certain components of SK Telecom’s MelOn music-on-demand application in the Company’s WiderThan Music Service Platform from which the Company pays SK Telecom either a percentage of the Company’s revenue based on the number of users (in a music-on-demand carrier application service sale) or based on the sales price of certain licensed software (in a music-on-demand system sale).

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In June 2005, an association representing music producers in Korea sent the Company a notice demanding payment of fees for the Company’s use in its carrier application services since July 2004 of songs over which the association claims it holds certain rights. The Company used, and paid fees for, these songs under licensing agreements with independent music label companies which agreements contain representations that these music label companies are the rightful, legal owner of the songs. Nevertheless, the association is claiming that it is the rightful owner.
     The Company is currently investigating the merit of the association’s claims and the scope of any potential liability. Under the Company’s licensing agreements, the independent music label companies are required to indemnify the Company for any losses resulting from their breach of representations. Should the Company become liable to the association in this matter, the Company intends to exercise its indemnity rights under its licensing agreements with the independent music label companies.
10. Convertible Redeemable Preferred Stock
     In May 2002, the Company issued 1,428,570 shares of Series A convertible redeemable preferred stock (the “Series A Preferred”) at approximately $3.65 per share for total cash proceeds of $5,126 net of issuance costs.
     In October 2004, the Company issued 2,052,479 shares of Series B convertible redeemable preferred stock (the “Series B Preferred”) valued at approximately $9.44 per share to the former shareholders of WiderThan Americas, Inc.
     In August 2005, the Company issued 876,167 shares of Series C convertible, redeemable preferred stock (the “Series C Preferred”) to Melody Share Corporation for a purchase price of $9.37 per share for an aggregate purchase price of $8,207. Additionally, in August 2005, the Company issued an additional 50,000 shares of Series C Preferred to two of its shareholders at the same purchase price of $9.37 per share for an aggregate purchase price of $469. In connection with the issuance of these 50,000 Series C Preferred, the Company recorded $19 of compensation expense representing the difference between the cash received for the Series C Preferred ($9.37 per share) and the fair value of the Series C Preferred as determined by a third party valuation specialist ($9.75 per share).
     All of the Series A Preferred, Series B Preferred and Series C Preferred (collectively, the “Preferred Stock”) was converted into common shares at a conversion ratio of 1:1 in conjunction with the Company’s IPO in December 2005.
     The Preferred Stock outstanding as of December 31, 2004 and 2005 were as follows:

	Series A Preferred		Series B Preferred		Series C Preferred
	Shares	Amount	Shares	Amount	Shares	Amount	Total
January 1, 2004	1,428,570	$5,780	—	$—	—	$—	$5,780
Issuance of Series B Preferred	—	—	2,052,479	19,375	—	—	19,375
Accretion of redemption	—	309	—	125	—	—	434
Accretion of implied Dividends	—	—	—	71	—	—	71

December 31, 2004	1,428,570	$6,089	2,052,479	$19,571	—	$—	$25,660

Issuance of Series C Preferred	—	—	—	—	926,167	8,678	8,678
Accretion of BCF	—	—	—	—	—	19	19
Accretion of redemption	—	143	—	589	—	297	1,029
Accretion of implied dividends	—	—	—	328	—	—	328
Conversion to common shares	(1,428,570)	(6,232)	(2,052,479)	(20,488)	(926,167)	(8,994)	(35,714)

December 31, 2005	—	$—	—	$—	—	$—	$—

     The conditions of Series A, Series B and Series C Preferred are as follows:
     Voting
     Holders of the Series A and Series B preferred stock are entitled to one vote per share of preferred stock and vote together with the holders of common stock on all matters. The Series C preferred stock has no voting rights.
     Dividends
     Holders of the preferred stock are entitled to receive non-cumulative dividends when declared, and such dividends are payable in preference to any dividend declared for holders of common stock. No dividends had been declared or paid through December 31, 2005. The holders of the preferred stock participate equally in earnings with the holders of the common shares after the allocation of preferred dividends and accretion.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Liquidation preference
     In the event of any liquidation or dissolution of the Company, holders of the Series A preferred stock are entitled to $4.39 per share, plus unpaid dividends, and holders of the Series B preferred stock are entitled to $13.51 per share, plus unpaid dividends. After the payment of all preferential amounts required to be paid to the holders of the Series A and B preferred stock upon liquidation or dissolution of the Company, any remaining distributable assets shall be distributed ratably among the holders of common stock and the Series C preferred stock of the Company.
     Accretion of Beneficial Conversion Feature
     A beneficial conversion feature (“BCF”) exists when, at the date of issuance, a share of preferred stock is convertible into common stock and the fair market value of the underlying common stock is in excess of the preferred share purchase price. At the date of issuance of the Series A, Series B and Series C preferred stock, the Company recognized $216, $0 and $19 in charges related to the accretion of a BCF. As the shares were convertible at the option of the holder at the issuance date, the entire BCF was recognized on the issuance date.
     Accretion of Redemption
     Each of the Series A, Series B and Series C preferred stock is redeemable for an amount in excess of their issuance price. As a result, the difference between the redemption value and the issuance price of the preferred stock increases the carrying value of the preferred stock and is being charged to retained earnings using the effective interest rate method from the date of issuance to the earliest date of redemption. The Series A preferred stock redemption accretion was $283, $309 and $143 for the years ended 2003, 2004 and 2005, respectively. The Series B preferred stock redemption accretion was $125 and $589 for the years ended 2004 and 2005, respectively. The Series C preferred stock redemption accretion was $297 for the year ended 2005.
     Conversion
     Upon completion of the Company’s IPO, each share of Series A, Series B and Series C preferred stock was converted into one share of common stock. Upon conversion of the Series A, Series B and Series C preferred stock into our common stock, the carrying value of the preferred stock (the issuance price plus all prior accretion charges) at the IPO was transferred into common stock and additional paid in capital. The carrying values of the Series A, Series B and Series C preferred stock on the date of the IPO were $6,232, $20,488, and $8,994, respectively.
11. Common Stock
     Each share of common stock is entitled to one vote. The holders of common stock are entitled to receive dividends subject to the rights of holders of any Preferred Stock outstanding.
     The Company is required to reserve and keep available out of its authorized but unissued shares of common stock sufficient shares to effect conversion of outstanding shares of Preferred Stock and exercise of stock options granted.
     The amount of such shares of common stock reserved for these purposes at December 31, 2004 and 2005 was as follows:

	2004	2005
Conversion of Preferred Stock	3,481,049	—
Outstanding common stock options	704,000	1,522,135

	4,185,049	1,522,135

     In connection with the Company’s IPO, the Company issued 4,900,000 ADSs, each representing one common share. In addition, the Company issued 4,407,216 common shares in connection with the conversion of all of the Company’s preferred stock upon the IPO. Outstanding shares of common stock at December 31, 2004 and 2005 are as follows:

	2004	2005
Common stock issued before December 31, 2003	10,000,000	10,000,000
ESOA	500,000	500,000
Additional issuance upon initial public offering	—	4,900,000
Conversion of preferred shares	—	4,407,216

	10,500,000	19,807,216

12. Stock Option Grants
     Stock options may be granted to the Company’s officers and employees who have contributed to the Company’s establishment, management or innovation in technology, or who are capable of making such contribution. Stock options may only be granted if approved by a special resolution of the Company’s shareholders. Additionally, the total number of shares

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
into which the options are exercisable may not exceed 10% of the total number of the Company’s then issued and outstanding shares.
     The Company’s stock options vest between two and four years from the date they are granted and can be exercised during the time period determined at the general meeting of our shareholders, which must be between (i) the day immediately following the second anniversary of the date on which the stock options are granted and (ii) the seventh anniversary from the date of such grant.
     The following table summarizes the stock option activity for the years ended December 31, 2004 and 2005:

			Weighted-
		Weighted-	Average
		Average	Fair
	Number of	Exercise	Value at
	Stock	Price Per	Date of
	Options	Share	Grant
Stock options outstanding as of January 1, 2004	—	$—	$—
Options granted	794,000	4.22	5.06
Options forfeited	(90,000)	4.22	5.06

Stock options outstanding as of December 31, 2004	704,000	4.22	5.06

Options granted	1,011,385	8.81	4.16
Options forfeited	(93,250)	5.71	5.00

Stock options outstanding as of December 31, 2005	1,522,135	$7.08	$4.47

     For the years ended December 31, 2004 and 2005, the Company granted 794,000 and 889,876 stock options, respectively, with exercise prices greater than the stock price at the date of grant. These stock options had weighted-average exercise prices of $4.22 and $8.09 and weighted-average fair values of the options were $5.06 and $4.11, respectively. For the year ended December 31, 2005, the Company granted 70,509 stock options, with exercise prices less than the stock price at the date of grant. These stock options had weighted-average exercise prices of $15.65 and weighted-average fair value of the options was $3.94. The Company granted 51,000 stock options, with exercise prices equal to the stock price. These stock options had weighted-average exercise prices of $12.00 and weighted-average fair value of the options was $5.47. All these stock options are included in the table above.
     See footnote 18. Stock Compensation Expenses, for expenses incurred for the year ended December 31, 2004 and 2005. Stock option compensation expense is recognized using the FIN 28 model over the vesting period.
     The stock options outstanding as of December 31, 2005 were in the following exercise price ranges:

	Number of	Weighted-	Weight-Average
	Stock	Average Exercise	Remaining
Exercise Price Range	Options	Price Per Share	Contractual Life
$3.90 – $6.00	681,000	$4.51	6
$6.10 – $8.50	739,626	8.45	7
$8.60 – $12.00	68,000	11.77	7
$12.10 and over	33,509	19.61	7

	1,522,135	$7.08	6

     Based on the vesting schedule of options, no options were exercisable at December 31, 2005.
     The Company uses a Black-Scholes model to determine the fair value of equity-based awards at the date of grant, with the following weighted average assumptions for grants in 2004 and 2005.

	2004		2005
Expected dividend yield		0%		0%
Risk free interest rate		3.42%		4.20%
Expected volatility		70%		70%
Expected life	2.11	years	2.44	years
Weighted average value of stock		$8.21		$9.05

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Future annual amortization of deferred stock option compensation expense as of December 31, 2005 is as follows:

2006	$2,885
2007	1,594
2008	212
2009	29

Total	$4,720

13. Employee Stock Ownership Association
     To recognize past performance, on June 2, 2004 the Company sold 500,000 shares of common stock at a price of approximately $0.86 per share through an Employee Stock Ownership Association (“ESOA”) in accordance with Korean Employee Welfare Law. All employees other than the Chief Executive Officer were eligible to participate in the ESOA. No future service is required from participating employees, and the entire compensation expense of $2,666 (including effect of foreign currency translation) was recognized in 2004 based upon the excess of the fair market value over the purchase price. The fair value per share of $6.10 was determined by an independent third party valuation specialist.
14. Virtual Stock Options
     On October 8, 2004, WiderThan Americas granted Virtual Stock Options (“VSOs”) to employees of WiderThan Americas in exchange for pre-existing, vested options in order to provide equity-based incentive compensation to employees of WiderThan Americas. Each VSO consisted of (i) a stock appreciation right to be settled in cash at the earlier of a public listing or sale of the Company in an amount equal to the public listing price or sale price per share less the grant price, and (ii) a stock appreciation right issuable upon a public listing to be settled in cash for the difference between the public listing price per share and the fair market value at the date of exercise. The VSOs were designed to simulate a stock option grant of the Company’s common stock, which under Korean commercial law, cannot be issued to employees of a non-Korean subsidiary unless the Company is listed on a Korean stock exchange. In the event of an IPO on a Korean stock exchange, instead of the stock appreciation right described in (ii) above, VSO holders would receive a stock option with an exercise price equal to the public listing price. Compensation expense is recognized for changes in VSO value at each balance sheet date based upon a valuation by an independent third party valuation specialist.
     The Company issued two tranches of VSOs that differed only in terms of grant price and vesting provisions. Tranche A VSOs were issued to former WiderThan Americas option holders in exchange for pre-existing WiderThan Americas options. The value of the 50% of the Tranche A VSOs that were vested at the time of grant is included as part of purchase consideration. Tranche B VSOs were issued to former WiderThan Americas employees as additional incentive compensation.
     The Tranche A VSO stock appreciation rights vest 50% at the date of grant and 50% at April 8, 2005, subject to continuous employment. Tranche B VSO stock appreciation rights vest 33.3% per year starting on the first anniversary date from October 8, 2004. Tranche B VSO stock appreciation rights unvested at the public listing date are exercisable three times per year on specific dates until the fifth anniversary of the public listing.
     Contingently issuable stock appreciation rights issued upon a public listing vest 50% upon each of the first and second anniversaries of the public listing date. Vested Tranche A VSO and Tranche B VSO stock appreciation rights remain outstanding upon termination of employment.
     On August 11, 2005, in connection with the VSO Exchange described below, all of the VSOs granted by WiderThan Americas were cancelled. As a result, the Company recorded the elimination of its VSO liability of $748 with a corresponding increase in additional paid-in capital (“APIC”). The impacts on APIC are shown net of issuing the KSO Cancellee and VSO Replacement Cash Rights in the accompanying consolidated statement of changes in stockholders’ equity.
     The compensation expense due to the VSOs charged in 2005 for the Tranche A VSOs and Tranche B VSOs totaled $409 as set forth below:

					Compensation
					Expense for		Accrued
				Accrued	the period	Effect of	Compensation
	Fair Value at			Compensation	ended	Foreign	Liability as at
	December 31,	Exercise	Number	Liability as at	August 11,	Currency	August 11,
	2004	Price	of VSOs	January 1, 2005	2005	Translation	2005
Tranche A	$5.16	$3.00	146,294	$238	$132	$7	$377
Tranche B	$6.26	$4.26	279,855	86	277	8	371

Total			426,149	$324	$409	$15	$748

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15. VSO Exchange
     In August 2005, all of the VSOs granted by WiderThan Americas in connection with the Company’s acquisition of WiderThan Americas in October 2004 were cancelled. In exchange, holders of these VSOs were awarded cash rights (“VSO Replacement Cash Rights”) by Melody Share Corporation and, if eligible, stock options to purchase common shares of the Company (the cancellation and exchange to be referred to as the “VSO Exchange”). A VSO Replacement Cash Right entitles the holder to receive from Melody Share Corporation the excess of the price per ADS in the Company’s IPO (less underwriting commission) over $9.37. Payments to VSO Replacement Cash Right holders are due by Melody Share Corporation on June 30, 2006. Melody Share Corporation is a special purpose company organized under the laws of the Cayman Islands which the Company is required to consolidate under FIN 46(R).
     As part of the VSO Exchange, Melody Share Corporation purchased 876,167 shares of Series C Preferred of WiderThan Co., Ltd. at a purchase price of $9.37 per share (an aggregate purchase price of $8,207). Under certain agreements entered into in the VSO Exchange, Melody Share Corporation converted all such Series C Preferred into common shares in connection with the Company’s IPO in December 2005 and sold all such common shares in the IPO. Melody Share Corporation will use the cash received in such sale to fund the VSO Replacement Cash Rights (Note 16) and KSO Cancellee Cash Rights (Note 17). Additionally, the Company incurred $177 in expense in 2005 in connection with additional support expected to be provided by the Company to Melody Share Corporation.
16. VSO Replacement Cash Rights
     On August 11, 2005, in connection with the VSO Exchange, Melody Share Corporation awarded to former holders of VSOs an aggregate of 490,955 VSO Replacement Cash Rights. The VSO Replacement Cash Rights had a value of $358 at the date of their issuance and are accounted for as stock appreciation rights in accordance with SFAS 123, and as such, any changes in their intrinsic value will be charged to compensation expense. The amount of $390, the difference between compensation already recognized of $748 and intrinsic value of the VSO Replacement Cash Rights on the date of replacement of $358, reduced the liability to $358, with a corresponding increase to additional paid-in capital. As Melody Share Corporation is consolidated in the accompanying consolidated financial statements, any compensation expense incurred by Melody Share Corporation related to these VSO Replacement Cash Rights is recorded as compensation expense in the Company’s financial statements in accordance with SFAS 123.
     As set forth in Note 14 above, the accumulated liability of the VSOs at August 11, 2005, which represents the amount of compensation expense recorded by the Company to such date, was $748. As a result, in connection with the issuance of the VSO Replacement Cash Rights, the Company recognized as a compensation expense only the amount by which the value of the VSO Replacement Cash Rights on December 9, 2005, the date of the Company’s IPO, exceeded the compensation expense already charged of $748. Since that value at the date of the IPO was $875, the Company incurred a compensation charge and a corresponding charge to VSO Replacement Cash Right liability in the amount of $127.
17. KSO Cancellee Cash Rights
     On August 11, 2005, one board member and one employee forfeited an aggregate of 116,000 partially vested stock options previously granted and were awarded an aggregate of 185,212 fully vested KSO Cancellee Cash Rights by Melody Share Corporation. Similar to a VSO Replacement Cash Right, a KSO Cancellee Cash Right entitles the holder to receive from Melody Share Corporation the excess of the price per ADS in the Company’s IPO (less underwriting commission) less $9.37.
     In accordance with SFAS 123, the Company accounted for this transaction as an exchange of a non-vested award for a vested award and, on August 11, 2005, recognized the difference between the fair value of the KSO Cancellee Cash Rights on their grant date, $603, and the compensation expense amount previously recognized for the partially vested stock options as of August 11, 2005, $151, or $452 of compensation expense.
     The value of the KSO Cancellee Cash Rights at December 9, 2005, the date of the Company’s IPO, was $332. However, after recording the additional $452 of compensation expense referred to above, the Company has already recognized $603 of total compensation expense relating to the issuance of the KSO Cancellee Cash Rights. Therefore, no further compensation expense is recognized relating to the change in value of the KSO Cancellee Cash Rights at the date of Company’s IPO.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
18. Stock Compensation Expenses
     Stock compensation expenses for the years ended December 31, 2004 and 2005 consist of the following:

	2004	2005
Stock options	$171	$2,028
ESOA	2,666	—
VSOs	192	409
Change in value of VSO replacement cash rights	—	127
Issuance of KSO cancellee cash rights	—	603
Issuance of series C preferred stock	—	19
Additional support to Melody Share Corporation	—	177

Total stock compensation expense	$3,029	$3,363

19. Income Taxes
     Income tax expense for the years ended December 31, 2003, 2004 and 2005 consists of the following:

	2003	2004	2005
Income before income taxes
Domestic	$8,371	$6,103	$9,378
Foreign	—	(111)	2,762

	8,371	5,992	12,140

Current income taxes
Domestic	2,685	1,833	3,033
Foreign	16	218	614

	2,701	2,051	3,647

Deferred income taxes
Domestic	(119)	113	144
Foreign	—	—	—

	(119)	113	144
Effect of foreign currency translation	1	(8)	—

Total income tax expense	$2,583	$2,156	$3,791

     The preceding table does not reflect the tax effects of earnings in the Company’s equity method investments. These earnings are presented net of tax effects of $60, $27 and $18 for the years ending December 31, 2003, 2004 and 2005, respectively, in the accompanying consolidated statement of operations.
     The tax effects of temporary differences that give rise to deferred income tax assets and liabilities as of December 31, 2004 and 2005 are as follows:

	2004	2005
Current deferred income tax assets (liabilities)
Deferred income	$207	$219
Deferred costs	(26)	(196)
Accrued expenses	909	578
Bad debt expenses	(16)	164
Other	2	(37)

	1,076	728
Less: Valuation allowance	(452)	(79)

	$624	$649

	2004	2005
Non-current deferred income tax assets (liabilities)
Depreciation and amortization	$(325)	$(557)
Reserve for research and manpower development	(496)	(440)
Intangible assets	(1,084)	(927)
Net operating loss carryforwards	4,221	3,849
Other	94	99

	2,410	2,024
Less: Valuation allowance	(3,128)	(2,914)

	$(718)	$(890)

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     All tax assets are recorded regardless of realizablility. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse. After considering positive and negative evidence, a valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized to reduce assets to their realizable value. Considerable judgements are required in establishing deferred tax valuation allowances. Based upon an analysis of various factors, the Company has determined that it is more likely than not that it will realize its net deferred tax assets arising from the operations of the parent company. However, the Company’s subsidiary, WiderThan Americas, has had operating losses since the acquisition of it by the Company, and has had cumulative losses in recent years prior to the acquisition. Based upon this evidence and the Company’s current projections for its US operations within the foreseeable future, the Company believes that it is more likely than not that the Company will be unable to utilize the net operating losses acquired from WiderThan Americas and has recorded a full valuation allowance of $2,993 on the net deferred tax assets of WiderThan Americas. The Company’s net operating loss carryforwards are also subject to Internal Revenue Code Section 382 limitations by virtue of their acquisition from WiderThan Americas. As these net operating loss carryforwards do not expire until 2021, the Company will continue to monitor the valuation allowance for the net deferred tax assets associated with WiderThan Americas, and may determine that a portion of the net operating losses will more likely than not be utilized in the future. At such a time, the Company will reduce its valuation allowance accordingly.
     The statutory income tax rate, including tax surcharges, applicable to the Company was approximately 29.7% in 2003 and 2004 and 27.5% in 2005 in accordance with the Corporate Income Tax Law.
     A reconciliation of income tax expense at the Korean statutory income tax rate to actual income tax expense is as follows:

	December 31,
	2003	2004	2005
Tax expense (benefit) at Korean statutory tax rate	$2,485	$1,780	$3,338
Tax credit	(308)	(639)	(264)
Foreign tax differential	—	(12)	192
Stock compensation expenses	—	923	925
Other non-deductible items	41	63	128
Provision for tax contingency	434	—	—
Change in valuation allowances	—	102	(587)
Change in statutory tax rate	(25)	—	—
Others	(44)	(61)	59

Total income tax expense	$2,583	$2,156	$3,791

     The change in valuation allowance for the year ended December 31, 2004 presented above excludes the valuation allowance of $3,478 included in the opening balance sheet of WiderThan Americas upon acquisition.
20. Operations by Geographic Area
     Geographic information for the years ended December 31, 2003, 2004 and 2005 is based on the location of the distribution entity. Revenues by geographic region are as follows:

	December 31,
	2003	2004	2005
Korea	$55,630	$51,833	$65,730
Asia (excluding Korea)	2,799	1,847	9,960
Americas	—	8,651	23,869
Europe, Middle East and Africa	615	501	1,858

	$59,044	$62,832	$101,417

     Over 66% of the Company’s property, plant and equipment is located in Korea at December 31, 2005.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
21. Earnings Per Share
     The following tables set forth the computation of basic and diluted shares for the years ended December 31, 2003, 2004 and 2005. Weighted average shares outstanding are considered outstanding from their date of issuance and are weighted accordingly.

	2003		2004		2005
Shares and Share Equivalents	Basic	Diluted	Basic	Diluted	Basic	Diluted
Common Shares	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Employee Stock Ownership Association Shares	—	—	293,151	293,151	500,000	500,000
Outstanding Stock options	—	—	—	33,842	—	122,099
Issuance of new shares and conversion of preferred shares	—	—	—	—	458,986	458,986

Weighted average shares outstanding	10,000,000	10,000,000	10,293,151	10,326,993	10,958,986	11,081,085

     The Series C Preferred were not issued until August 2005 and are therefore excluded from the above calculation of pro forma weighted average number of shares outstanding in 2004.
     The Company has various securities which are dilutive to the basic earning per share (“EPS”) calculations. The ESOA consists of common shares issued from the Company to the association and are considered outstanding shares in the denominator of the basic and diluted EPS calculation as of the date of issue. Employee stock options granted are also considered as part of the shares outstanding in the denominator of the diluted EPS calculation from the date of grant. Each stock option entitles the holder to obtain one common share. All of the Series A, Series B and Series C Preferred are convertible at a rate of one preferred share to one common share. The Series A, Series B and Series C Preferred are considered converted and outstanding in the denominator of the diluted EPS calculation, as common shares, as of their date of issuance.
     For the years ended December 31 2003, 2004 and 2005, the effect of the Series A, Series B and Series C Preferred are excluded from all periods’ diluted EPS calculation as their effects are anti-dilutive.
22. Related Party Transactions
  Melody Share Corporation
     Melody Share Corporation financed its purchase of 876,167 shares of the Company’s Series C Preferred through a loan from a bank. Two of our shareholders formed WTIC to provide financial support to Melody Share Corporation in obtaining the loan. Support was provided in the form of a put agreement pursuant to which WTIC agreed to purchase from the lender or Melody Share Corporation the Series C Preferred that Melody Share Corporation pledged as security to the lender if Melody Share Corporation becomes unable to repay the loan in full.
     As mentioned in Note 15, in connection with the Company’s IPO, Melody Share Corporation converted all of its Series C Preferred into common shares and sold all such common shares in the IPO. With the proceeds from this sale, Melody Share Corporation repaid in full its bank loan of $9,209 on December 14, 2005.
     The Company holds an implicit variable interest in Melody Share Corporation as set forth in FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities due to Melody Share Corporation’s liability to make cash payments to holders of VSO Replacement Cash Rights and KSO Cancellee Cash Rights, all of whom are either existing or former employees of the Company or directors of the Company. As a result, the Company is still required to consolidate Melody Share Corporation post-IPO.
  WT Investor Corp. (“WTIC”)
     In connection with the VSO Exchange, the Company agreed to reimburse WTIC for up to $170 in expenses in connection with the entire VSO Exchange transaction in the event that WTIC did not receive all or any portion of the facilitation fee of $400 to which it may be entitled upon completion of offering. With respect to this obligation, however, the reimbursable expenses are limited to a maximum amount of $170, and thus the Company does not consider them to be significant and therefore the Company believes that no further disclosure is required under FIN 45.
     Upon the occurrence of the IPO, the loan guarantee between Melody Share Corporation and WTIC was satisfied as the loan was repaid. Additionally, the $170 of expenses were no longer guaranteed by the Company. Therefore, WTIC no longer has any interest implied or explicit variable interest in Melody Share Corporation and the Company is no longer the primary beneficiary in WTIC. As a result, after the IPO, the Company is no longer required to consolidate WTIC.

WIDERTHAN CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  SK Telecom and SK Group Affiliates
     At December 31, 2005, SK Telecom (“SKT”) is a related party by virtue of 10.1% ownership of the Company. During 2004 and 2005, the Company generated 80.0% and 65.4%, respectively, of its revenue from SKT. At December 31, 2004 and 2005, accounts receivable from SKT amounted to 69.1% and 56.3%, respectively, of total accounts receivable.
     Under the amended and restated divestiture agreement, dated December 22, 2004, entered into by certain of our shareholders, SKT possesses a right of first refusal to acquire the Company within a reasonable time in the event of a proposed sale of assets or stock, a merger or transfer of a substantial portion of the Company’s business. This right of first refusal is valid during the period of three years from the date of the agreement.
     Transactions for the years ended December 31, 2003, 2004 and 2005 between the Company and its related parties are as follows:

	December 31,
	2003		2004		2005
	Service	System	Service	System	Service	System
	Revenues	Sales	Revenues	Sales	Revenues	Sales
SK Telecom, Co., Ltd.	$34,273	$23,413	$45,846	$4,407	$58,073	$8,286
Other SK Group affiliates	—	188	800	29	1,096	837

	$34,273	$23,601	$46,646	$4,436	$59,169	$9,123

	December 31,
	2003		2004		2005
	Cost of	Cost of	Cost of	Cost of	Cost of	Cost of
	Service	System	Service	System	Service	System
	Revenues	Sales	Revenues	Sales	Revenues	Sales
SK Telecom, Co., Ltd.	$61	$50	$1,039	$9	$1,816	$32
SK Networks	319	482	164	—	243	70
SK Communications	—	—	—	—	220	—
Other SK Group affiliates	560	486	261	—	52	—

	$940	$1,018	$1,464	$9	$2,331	$102

     Account balances as of December 31, 2004 and 2005 between the Company and its related parties are as follows:

	December 31,
	2004		2005
	Receivables	Payables	Receivables	Payables
SK Telecom, Co., Ltd.	$12,971	$330	$19,664	$4
SK Networks	—	—	—	784
Seoul Records	—	—	27	375
SK Telecom International	—	—	276	—
Other SK Group affiliates	79	132	309	107

	$13,050	$462	$20,276	$1,270